Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated 4 January 2024, with respect to the consolidated financial statements of Arq Limited included in the Pre-Effective Amendment No. 1 to Form S-1 on Form S-3 (Form S-3) of Advanced Emissions Solutions, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom
25 January 2024